Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789	Press Release

Contact:    Tim Wesley at (412) 825-1543

Wabtec Reports Third Quarter Sales And EPS Growth, And Strong Cash Flow;

Raises 2006 Annual Guidance To EPS Of $1.70-$1.73 Excluding Restructuring

WILMERDING, Pa., Oct. 25, 2006 — Wabtec Corporation (NYSE: WAB) today announced third quarter 2006 earnings per diluted share of 35 cents including expenses of 9 cents per diluted share for a previously announced restructuring plan. Excluding these expenses, the company’s third quarter 2006 earnings per diluted share were 44 cents, more than 40 percent higher than the year-ago quarter. This was the 10th consecutive quarter the company has reported an earnings increase.

Wabtec also raised its 2006 annual guidance to earnings per diluted share of between $1.70-$1.73 excluding restructuring expenses, with annual sales expected to be between $1.06-$1.07 billion.

“Our strong performance in the third quarter and the outlook for the rest of the year give us the confidence to raise our guidance,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “We’re benefiting from strong, stable demand in our freight rail markets; growth in the transit market; internal cost-improvement programs; and our growth strategies. These positive drivers, combined with a multi-year backlog of more than $1 billion, make us optimistic about Wabtec’s future prospects as we position the company to achieve our long-term financial goal, which is to average annual double-digit growth in earnings per diluted share.”

2006 Third Quarter Results

During the quarter, the company recognized restructuring expenses of $6.8 million, or 9 cents per diluted share, primarily for pension-related accounting charges and fixed asset writedowns for the downsizing of two Canadian plants. The company expects to realize a payback of less than one year on cash restructuring expenses. Also during the third quarter, Wabtec recorded other charges of $2.2 million for warranty and inventory items, and it recognized a separate tax benefit of $1.4 million.

Sales in the 2006 third quarter increased 5 percent compared to the prior-year quarter, to $268.9 million. Transit Group sales grew 15 percent, primarily due to increased sales of commuter locomotives. Sales in the Freight Group increased 1 percent, as demand has remained stable at a high level. Cost of sales of $202.7 million included $6.3 million of the restructuring expenses and the other charges of $2.2 million, which resulted in a gross margin of 24.6 percent. Excluding these items, gross margin was 27.8 percent, compared to 26.2 percent in the year-ago quarter.

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789	Press Release

Operating expenses were 3 percent higher, mainly due to the recognition of stock-based compensation expense under FAS-123 (R), which the company adopted at the beginning of this year, and $541,000 of amortization expense related to the restructuring. The company’s operating margin (income from operations divided by net sales) for the quarter was 9.5 percent. Excluding the restructuring expenses and other charges, the operating margin for the quarter was 12.8 percent, compared to 10.7 percent in the year-ago quarter.

The company had net interest income of $196,000, compared to net interest expense of $2.2 million in the year-ago quarter, due to higher interest rates on a higher cash balance in 2006. Other expense decreased due to a lower foreign exchange translation loss. The company’s effective tax rate was 31 percent, compared to a normal rate of about 36 percent, due to the tax benefit of $1.4 million from the successful resolution of certain outstanding tax issues from prior years.

At Sept. 30, 2006, the company had cash of $247.6 million and debt of $150 million, compared to cash of $141.4 million and debt of $150 million at Dec. 31, 2005. During the quarter, Wabtec repurchased 502,400 shares of company stock at a cost of $13.5 million, as part of a $50 million share repurchase program authorized by the Board of Directors in July. Through the first nine months of 2006, Wabtec has increased cash by more than $100 million, even including cash for the shares repurchased.

Following the end of the quarter, Wabtec completed the acquisition of Schaefer Equipment, Inc., for $36 million in cash. Schaefer Equipment, the leading manufacturer of forged brake rigging components for freight cars, has annual sales of about $30 million. Wabtec expects the transaction to be accretive immediately.

“Schaefer Equipment broadens our line of engineered brake components and supports our strategy to provide customers with a complete line of braking solutions to meet their needs,” Neupaver said. “We are continuing to evaluate other potential acquisition candidates that fit our disciplined financial and strategic criteria, as we use our strong balance sheet and cash flow to grow the company and build long-term shareholder value.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings and market conditions. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

The company will conduct a conference call with analysts at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2006	Third Quarter 2005	For the Nine Months 2006	For the Nine Months 2005
Net sales	$268,889	$255,670	$793,200	$763,767
Cost of sales	(202,691)	(188,701)	(575,171)	(573,611)

Gross profit	66,198	66,969	218,029	190,156

Selling,general and administrative expenses	(31,293)	(30,813)	(97,591)	(90,448)
Engineering expenses	(8,068)	(7,995)	(24,206)	(24,848)
Amortization expense	(1,362)	(896)	(3,088)	(2,940)

Total operating expenses	(40,723)	(39,704)	(124,885)	(118,236)

Income from operations	25,475	27,265	93,144	71,920
Interest income (expense), net	196	(2,235)	(1,348)	(6,884)
Other income (expense), net	(139)	(1,234)	(1,285)	(3,070)

Income from continuing operations before income taxes	25,532	23,796	90,511	61,966

Income tax expense	(7,791)	(8,300)	(30,920)	(22,194)

Income from continuing operations	17,741	15,496	59,591	39,772

Discontinued operations
(Loss) income from discontinued operations (net of tax)	(370)	(420)	(1,029)	(297)

Net income	$17,371	$15,076	$58,562	$39,475

Earnings Per Common Share
Basic
Income from continuing operations	$0.36	$0.33	$1.23	$0.85
(Loss) income from discontinued operations	—	(0.01)	(0.02)	—
Net income	$0.36	$0.32	$1.21	$0.85

Diluted
Income from continuing operations	$0.36	$0.32	$1.22	$0.84
(Loss) income from discontinued operations	(0.01)	(0.01)	(0.02)	(0.01)
Net income	$0.35	$0.31	$1.20	$0.83

Weighted average shares outstanding
Basic	48,689	47,574	48,309	46,664

Diluted	49,293	48,311	48,905	47,409

Sales by Segment
Freight Group	$179,474	$178,083	$555,576	$525,322
Transit Group	89,415	77,587	237,624	238,445

Total	$268,889	$255,670	$793,200	$763,767